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                                                                    June 4, 1997
Invacare Corporation
899 Cleveland Street
P. O. Box 4028
Elyria, Ohio  44036-2125

Attention:    Thomas R. Miklich

Ladies and Gentlemen:

    Invacare Corporation ("Invacare") has requested a senior credit facility (the "Facility") to be provided to Invacare or a wholly-owned subsidiary of Invacare (the "Borrower") in the aggregate principal amount of $25,000,000 (the "Commitment") to assist in the financing of the acquisition (the "Acquisition") of Healthdyne Technologies, Inc.(the "Seller"). After the Acquisition, the Seller and Invacare or a wholly-owned subsidiary of Invacare will merge, with Invacare or a wholly-owned subsidiary of Invacare being the surviving corporation.

    The commitment of The First National Bank of Chicago ("First Chicago") hereunder is contingent upon the satisfaction of all conditions precedent set forth in Sections 2.6 and 2.7 of the Loan Agreement dated as of February 27, 1997 among Invacare, certain Borrowing Subsidiaries party thereto from time to time, the lenders named therein (including First Chicago) and NBD Bank, as Agent (as now and hereafter amended or modified from time to time, the "Syndicated Loan Agreement") and the other terms and conditions set forth in this letter. This Commitment Letter is intended as an outline only and does not purport to summarize all of the terms, conditions, covenants, representations, warranties and other provisions which will be contained in definitive legal documentation for the transaction which is the subject of this Commitment Letter.

    First Chicago is pleased to provide you with a financing commitment for the entire amount of the Commitment on the terms and conditions set forth in this letter. The Facility will terminate upon September 30, 1997 or, if earlier, upon execution of an amendment to the Syndicated Loan Agreement by the parties thereto increasing the commitment available under the Syndicated Loan Agreement by an amount equal to the Commitment, or, as extended at the option of First Chicago. Except as otherwise set forth herein, the Facility will be subject to all of the terms, covenants and conditions of the Syndicated Loan Agreement, including without limitation interest rates, facility fees, covenants, conditions precedent and representations and warranties. In the event the Borrower under the Facility is a wholly-owned subsidiary of Invacare, Invacare will guaranty all obligations of the Borrower pursuant to the same terms and provisions in the Guaranty dated as of February 27, 1997 executed by Invacare in connection with the Syndicated Loan Agreement.

    Invacare agrees to (i) reimburse First Chicago for all out-of-pocket expenses (including the fees of outside counsel) incurred in connection with this Commitment Letter and the transactions contemplated thereby, including without limitation costs incurred in connection with the preparation, negotiation, execution, administration and enforcement of any document relating to this transaction, (ii) indemnify and hold harmless First Chicago and its officers, employees, agents and directors (collectively, the "Indemnified Persons") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transactions (including without limitation the Acquisition and the providing of the Facility) which is the subject of this Commitment Letter, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen solely from First Chicago's gross negligence or willful misconduct; and (iii) assert no claim against any Indemnified Persons seeking consequential damages on any theory of liability in connection in any way with the transaction which is the subject of this Commitment Letter. The obligations described in this paragraph are independent of all other obligations hereunder and under the Loan Documents, shall survive the expiration, revocation or termination of this Commitment Letter, and shall be payable whether or not the financing transactions contemplated by this Commitment Letter shall close. First Chicago's obligations under this Commitment Letter are enforceable solely by the party signing this Commitment Letter and may not be relied upon by any other person. IF THIS COMMITMENT LETTER, OR ANY ACT, OMISSION OR EVENT DESCRIBED IN THIS


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                                           CONTINUING OUR LETTER OF JUNE 4, 1997
                                           SHEET NO. 2


PARAGRAPH BECOMES THE SUBJECT OF A DISPUTE, THE PARTIES HERETO EACH HEREBY WAIVE TRIAL BY JURY.

    First Chicago's commitment is subject to, among other conditions (i) the preparation, execution, and delivery of a mutually acceptable credit agreement ("Credit Agreement") and other loan documents (collectively, the "Loan Documents") incorporating, without limitation, substantially the terms, interest rates, facility fees, conditions precedent, representations, warranties and covenants set forth in the Syndicated Loan Agreement; (ii) First Chicago's determination that there is an absence of any material adverse change prior to closing in primary and secondary loan syndication markets or capital markets generally.

    Please indicate your acceptance of this commitment by First Chicago in the space indicated below and return a copy of this letter so executed to First Chicago. This commitment and undertaking will expire at 5:00 p.m. (Detroit time) June 6, 1997 unless on or prior to such time First Chicago shall have received a copy of this letter executed by Invacare.

    By accepting delivery of this Commitment Letter, Invacare hereby agrees that, prior to executing this Commitment Letter, Invacare will not disclose either expressly or impliedly, without First Chicago's prior written consent, to any person any of the terms of this Commitment Letter, or the fact that this Commitment Letter or the financing proposal represented thereby exists except that Invacare may disclose any of the foregoing to any employee or attorney of Invacare to whom, in each case, it is necessary to disclose such information so long as any such employee or attorney is directed to observe this confidentiality obligation. Upon Invacare's execution of this Commitment Letter, Invacare may make public disclosure of the existence and the amount of the commitment, and Invacare may file a copy of this Commitment Letter or make such other disclosures if such disclosure is required by law, but may not make any other disclosure. If Invacare does not accept this commitment, Invacare is to immediately return this Commitment Letter (and all copies of the foregoing) to First Chicago. Invacare authorizes First Chicago to answer inquiries from financial media with respect to the Facility.

    This Commitment Letter supersede any and all prior versions thereof. This Commitment Letter shall be governed by the internal laws of the State of Michigan, and may only be amended by a writing signed by all parties hereto.



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                                           CONTINUING OUR LETTER OF JUNE 4, 1997
                                           SHEET NO. 3

                             Very truly yours,


                             THE FIRST NATIONAL BANK OF CHICAGO


                             By:       /s/ Winifred S. Pinet
                                       -------------------------
                             Title:    First Vice President
                                       -------------------------

Accepted and agreed:

INVACARE CORPORATION


By: /s/  Thomas R. Miklich
    ---------------------------
Title:   Chief Financial Officer
      -------------------------
Date:    June 05, 1997
      -------------------------